Exhibit (c) 1


                     PENNSYLVANIA PUBLIC UTILITY COMMISSION
                              Harrisburg, PA 17105

Joint Application for Approval of the           PUBLIC MEETING MAY 24, 2001
Merger of GPU, Inc. with FirstEnergy Corp.      MAY-2001-OSA-0179
                                                Docket No. A-110300F0095

Petitions of Metropolitan Edison Company        Docket No. P-00001860
and Pennsylvania Electric Company, as           Docket No. P-00001861
Supplemented, for Relief Under Their
Approved Restructuring Plan and the
Electricity Customer Choice and Competition
Act


                 MOTION OF COMMISSIONER TERRANCE J. FITZPATRICK
                 ----------------------------------------------

Introduction
------------

      This matter comes before the Commission as a combined proceeding. Today we consider the proposed merger of Metropolitan Edison Company ("Met Ed") and Pennsylvania Electric Company ("Penelec") (also "GPU Companies" or "Companies"), Pennsylvania utilities which are subsidiaries of GPU, Inc., with FirstEnergy Corporation ("FirstEnergy"). We also have before us the GPU Companies' request for relief from the generation rate cap under Section 2804 of the Public Utility Code.

      For the reasons set forth below, I move that we approve the merger with conditions. I also move that we hold in abeyance the request for rate cap relief in order to afford the parties an opportunity to resolve this issue in a Commission-facilitated collaborative. The collaborative will conclude no later than June 20, 2001. Whether the collaborative is successful or not, the Commission will vote on this matter no later than Public Meeting of July 13, 2001.

The Merger Proceeding
---------------------

      This proceeding is situated differently from other merger proceedings that have come before us in recent years. There has been no substantial settlement of the issues in this case. Further, the GPU Companies have sold their generation assets, relying as Provider of Last Resort ("PLR") on the wholesale market for supply to customers.

      The merger of the GPU Companies is desirable from several standpoints, but we have yet to see defined specifically what role FirstEnergy will play in assisting the Companies, both monetarily and in terms of generation, in meeting their PLR responsibilities. This lack of definition makes it impossible, at this point, to approve the disposition of merger savings. The record is unclear as to any quantification of merger savings that would flow to ratepayers. This lack of clarity is all the more pressing when we consider the alleged generation funding shortfall of which the GPU Companies complain.

      Accordingly, the issue of merger savings will be addressed in the collaborative on rate cap issues.

      Upon review of the record, the Recommended Decision of the ALJ, and the pleadings of the parties, I conclude that this merger is in the public interest provided that certain conditions are imposed.

      While the merger is expected to create synergies and efficiencies that may improve the operations of the GPU Companies, these factors alone would not support a finding that the merger is in the public interest. Thus, the conditions are critical to our approval of the merger.

      The statutory authority of this Commission to attach conditions to a merger is well settled and has been extensively briefed by the parties. We should accept the conditions outlined in the Recommended Decision with modifications and limited additions as set forth in this Motion, and approve the merger with conditions as set forth in the ordering paragraphs of this Motion. With those conditions imposed, I believe that the merger is in the public interest and move that it be approved. The applicants will have 30 days to advise the Secretary of the Commission of their acceptance of all of the conditions.

The Provider of Last Resort Proceeding
--------------------------------------

      Coincident with the merger, the Companies pursued a request for relief under Section 2804 of the Public Utility Code, dealing with exceptions to the generation rate caps. For the reasons stated below, we do not reach the merits of the request for relief. Further, this Motion is not a comment on the validity of the Companies' claim nor should it be misread as such.

      In his Recommended Decision, the ALJ concluded that we should grant a substantial rate increase of approximately $317 million to the Companies. While the Companies largely support that recommendation, other parties, such as the Office of Consumer Advocate, vigorously oppose it. In their Exceptions, the Companies proposed a Stipulation in an attempt to resolve this matter. We commend them for that effort and openness, and hope that it will continue. We must note, however, that only two parties other than the Companies signed the Stipulation.

      The issue of rate cap relief is of critical importance to customers, to the Companies, and to other parties who have an interest in our electric restructuring program. The record reflects a large degree of uncertainty and disagreement over the fundamental principles we should apply in this type of case. This makes it all the more important that we work with the parties to try to fashion a solution that the different parties can live with, even if it does not include everything they want.

      The Commission has resolved many difficult issues using a collaborative approach. We will do our best to resolve this issue amicably and in a manner that furthers the public interest. If we cannot bring the parties together on a solution, we will issue a ruling on the matter.


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


      FirstEnergy will be invited and encouraged to attend the collaborative, as will all parties of record.

      The Commission is well aware of the challenges facing suppliers in today's wholesale markets, and by this Motion we will allow the Companies to track PLR costs for accounting purposes without creating a regulatory asset at this time. We are hopeful that the parties will join with us in a collaborative approach to resolve this issue.

THEREFORE, I MOVE:

1. That the Recommended Decision of Administrative Law Judge Larry Gesoff is adopted, as modified, by this Motion.

2. That the merger of the GPU Companies and FirstEnergy Corporation is granted subject to the conditions set forth herein:

      a. That the GPU Codes of Conduct apply to this merger and to the activities of FirstEnergy in Pennsylvania after the merger, and provided further that, within thirty (30) days of the effective date of the merger, the merged company issue training and educational material about the GPU Codes of Conduct to its employees;

      b. That the merged company shall not withdraw the transmission facilities of Metropolitan Edison Company or Pennsylvania Electric Company from the operational control of PJM Interconnection, L.L.C. unless the merged company, or such subsidiary or affiliate thereof, has first applied for and obtained authorization by order of this Commission, and such application shall be granted only upon an affirmative showing that withdrawal would not adversely affect the continued provision of adequate, safe and reliable electric service to the citizens and businesses of the Commonwealth nor adversely affect system reliability or the competitive market in the Commonwealth; and provided further that this condition is binding on the successors and assigns of the merged company and upon any buyer of any of the transmission facilities of Metropolitan Edison Company or Pennsylvania Electric Company;

      c. That the merged company implement the Service Quality Index ("SQI") set forth in this proceeding in Office of Consumer Advocate Statement No. 2, Exhibit BA-1:Surrebuttal; provided further that, on or before April 1 of each year, the merged company submit to the Commission, the Office of Trial Staff, the Office of Consumer Advocate and the Office of Small Business Advocate, a report of its service quality results; and provided further that the penalties and customer restitution included in the SQI are not self-executing and are to be considered only as guides for the Commission's consideration in any complaint brought before it as a result of the annual SQI report;








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


      d. That for ratemaking purposes, the costs to achieve the merger shall be expensed or amortized over the existing transmission and distribution rate cap periods, for Metropolitan Edison Company, Pennsylvania Electric Company, and Pennsylvania Power Company;

      e. That the acquisition premium associated with the merger shall not be recovered from the ratepayers of Metropolitan Edison Company, Pennsylvania Electric Company or Pennsylvania Power Company;

      f. That the  nuclear  costs or  obligations  of  FirstEnergy  shall not be charged to the ratepayers of Metropolitan Edison Company and Pennsylvania Electric Company. GPU shall not be precluded from recovery of purchased power costs that include costs related to nuclear generation so long as the costs incurred by GPU are consistent with the rate caps or the statutory PLR price;

      g. That the merged company agrees that it will not assert a defense that an SEC determination preempts this Commission's jurisdiction;

      h. That the merged company adhere to Chapters 11 and 21 of the Public Utility Code in the same manner as the existing obligations of Metropolitan Edison Company and Pennsylvania Electric Company;

      i. That consistent with federal law and regulations, the merged company shall not: 1) transfer the regulated pension fund assets of Metropolitan Edison Company or Pennsylvania Electric Company to FirstEnergy Corp.; 2) commingle the regulated pension fund assets of Metropolitan Edison Company or Pennsylvania Electric Company with those of FirstEnergy Corp.; or (3) withdraw the excess pension funding of Metropolitan Edison Company or Pennsylvania Electric Company; provided further that the merged company shall establish separate pension trust funds for its regulated companies, and shall place in each fund the respective company's pension assets and obligations as they exist at the time of the merger, subject to review of the parties to the merger proceeding; and provided further that the merged company shall not allow additional pension fund obligations or costs incurred in conjunction with the merger to diminish the value of the excess pension funding as it exists at the time of the merger;

      j. That Metropolitan Edison Company and Pennsylvania Electric Company explore modifications to its WARM weatherization program so that customers enrolled in their customer assistance programs obtain timely service from the energy management program; provided further that, within ninety (90) days of the entry of the Commission's Order, Metropolitan Edison Company and Pennsylvania Electric Company report to the Commission on this matter;



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


      k. That the merged company maintain at least the current Metropolitan Edison Company and Pennsylvania Electric Company level of community support programs for the three years following the merger;

      l. That the merged company maintain at least the current Metropolitan Edison Company and Pennsylvania Electric Company level of economic development initiatives for the three years following the merger;

      m. That, within sixty (60) days of the effective date of the merger, the merged company shall file a detailed plan to achieve projected labor cost savings; provided further that the plan shall include a detailed list of job cuts by company, by function, and by job title to allow the Commission to determine whether Pennsylvania would bear a disproportionate share of job cuts; and provided further that the plan shall specify how the job cuts will be achieved, through layoffs, early retirement programs, or attrition; provided further that the plan shall include detailed information concerning any programs that the merged company will use to minimize the impact of any work force reductions on their employees, including but not limited to the provision of outplacement services, educational or retraining reimbursement, early retirement, and severance benefits.

3. That the Applicants have thirty (30) days from the date of entry of this Order to notify the Secretary of the Commission of their acceptance of the conditions.

4. That the Provider of Last Resort cost proceeding and the disposition of merger benefits be held in abeyance to afford the parties an opportunity to attempt to resolve this matter in a Commission-facilitated collaborative. The collaborative will conclude no later than June 20, 2001. Whether the collaborative is successful or not, the Commission will decide this matter no later than Public Meeting of July 13, 2001.

5. That this Commission-facilitated collaborative shall be held in the Commission's Executive Chambers, 3 rd Floor, Commonwealth Keystone Building, commencing on Tuesday, May 29, 2001, at 10:30 a.m., and continuing through Thursday, May 31, 2001. Additional days may be scheduled.

6. That the Exceptions and Reply Exceptions of the parties are granted and denied to the extent consistent with this Motion.

7. That the Office of Special Assistants and the Law Bureau prepare an Order for entry consistent with this Motion.




Dated: May 24, 2001                 _________________________
                                    TERRANCE J. FITZPATRICK
                                    COMMISSIONER



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